                                                                Exhibit n (x)



                       MINISTRY OF FINANCE AND ECONOMY



Document No.:      JEUNGJAE 41610-57

Enforcement Date:  March 30, 1996

To:  Dr. Young Moo Shin and
     Law Offices of Shin & Kim

Re:  Amendment to the License for Investment in Korean
     Securities Regarding The Korea Fund, and The Korea-
     Europe Fund Limited

--------------------------------------------------------------------------------


1.  Reference is made to your letters, SEJONG NO. 96-0351
    (dated March 27, 1996) and SEJONG NO. 96-0354 (dated
    March 28, 1996.

2. Pursuant to Article 203 of the Securities and Exchange Act and Article 10-66 of the Foreign Exchange Management Regulations, we hereby approve the investment in Korean securities by The Korea Fund, Inc. and The Korea-Europe Fund Limited as set forth in the attached.


Attachment:  A copy of the "Amendment to the License,
             Approval and confirmation Regarding The Korea
             Fund, Inc." and a copy of the "Amendment to the Approval for Investment by The Korea-Europe
             Fund Limited."





                       Minister of Finance and Economy
                           (Official Seal Affixed)

To:  The Korea Fund, Inc.

Re:  Amendment to the License, Approval and
     Confirmation of The Korea Fund, Inc.
     ------------------------------------

        The Minister of Finance and Economy, on behalf of the Government of the Republic of Korea, pursuant to Korean law presently in force, hereby amends the License, Approval and Confirmation dated June 22, 1984, as amended on April 11, 1986, August 2, 1989, October 7, 1992, October 20, 1993 and May 12, 1995 (as amended, the "License") as set forth below. In all other respects, the License remains unchanged and in full force and effect, and the confirmations made therein are repeated as of the date of this Amendment.

1. Paragraph 4. D of the License, setting forth the limit on investments in securities of an individual issuer, is deleted in its entirety and replaced with the following new Paragraph 4. D:

"D.  Limits on Investments
     ---------------------

1) The Fund shall not acquire shares of a Korean issuer if, as a result of such acquisition, the Fund would hold in excess of 5% of the shares then outstanding of any class of stock of the issuer.

2) The Fund shall not acquire listed bonds (as defined in the regulations of
   KSEC) if, as a result of such acquisition, the Fund's holdings of such, listed bonds would have a value (calculated at the time of acquisition) in excess of 10% of the net asset value of the Fund (as such value is calculated as at the date of such acquisition).

3) The Fund is permitted to acquire unlisted shares which are registered with the Korea Securities Dealers Association for the trading on the over-the-counter market in Korea (the "Registered OTC Shares"):
   provided that the Fund shall not acquire the Registered OTC Shares if, as a result, more than 25% of the net asset value of the Fund (as such value is calculated as at the date of such acquisition) would be invested in the Registered OTC Shares in aggregate or more than 5% of the net asset value of the Fund (as such value is calculated as at the date of such acquisition) would be invested in any class of the Registered OTC Shares. The Fund shall trade the Registered OTC Shares only with Korean nationals or foreigners treated as Korean nationals (as defined in the regulations of KSEC) through Korean securities companies as intermediary and may rely on information provided by such securities companies with respect to the status of the counter-parties to such trades.

4) If any of the matters set forth above in paragraphs (1) through (3) comes to be permitted under a provision of law or regulation applicable to investment by foreigners, or to be permitted otherwise by KSEC, then, to the extent permitted to other foreigners, such matters shall be permitted to the Fund.

5) The Fund may invest in securities index futures market which will be established in Korea, and such investment shall be made in accordance with the regulations which apply to foreigners' investment or as otherwise permitted by KSEC."